UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2025

TREASURE GLOBAL INC

(Exact name of registrant as specified in its charter)

Delaware	001-41476	36-4965082
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

276 5th Avenue, Suite 704 #739 New York, New York	10001
(Address of registrant’s principal executive office)	(Zip code)

+6012 643 7688

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreement.

On December 22, 2025, Treasure Global Inc. (the “Company”) entered into a Share Sale Agreement (the “Agreement”) with Maison de Cuisine Sdn. Bhd., a private company incorporated in Malaysia (the “Buyer”), pursuant to which the Company agreed to sell 100% of the issued and outstanding ordinary shares (the “Sale Shares”) of Tadaa Ventures Sdn. Bhd. (formerly known as VWXYZ Ventures Sdn. Bhd.), a private company incorporated in Malaysia (the “Target”), to the Buyer (the “Transaction”).

The Target is an investment holding company and owns 100% of the issued shares of Bowlcrafted Sdn. Bhd., its wholly owned subsidiary (the “Bowlcrafted”).

Pursuant to the Agreement, the purchase consideration for the Sale Shares consists entirely of ordinary shares of Reveillon Group Limited, a British Virgin Islands company (the “RG Shares”), having an agreed aggregate value of US$1,400,000, based on an issuance price of US$2.00 per share. The Buyer has agreed to cause the RG Shares to be issued or transferred to an escrow agent for the benefit of the Company, subject to the terms and conditions of the Agreement.

Completion of the Transaction (the “Completion”) is subject to customary closing conditions, including, among others, (i) the receipt of all necessary corporate and third-party approvals, (ii) the issuance or transfer of the RG Shares into escrow, (iii) the accuracy of the parties’ representations and warranties as of Completion, and (iv) the absence of a material adverse change affecting the Target and Bowlcrafted. The Agreement contains customary representations, warranties, covenants and indemnities of the parties for a transaction of this nature. The Transaction forms part of the Company’s broader capital markets and listing strategy, including simplifying its group structure through the disposal of non-core food and beverage operations so that its financial profile and future initiatives are more closely aligned with its core fintech and digital-asset platforms.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Transaction is expected to be completed within five (5) business days following satisfaction of the conditions precedent set forth in the Agreement, regardless of whether the Escrow Agreement has been executed.

Upon completion of the Transaction, the Company will no longer own any equity interest in the Target or its Subsidiary and will cease to manage or operate the business of the Target.

The Transaction is part of the Company’s ongoing efforts to streamline its corporate structure and reallocate resources toward its core business objectives. The Company views the Transaction as a strategic realignment of its asset base, enabling it to streamline its corporate structure, pre-allocated capital and management attention toward its higher-growth, higher-margin digital businesses, including its fintech and digital-asset initiatives.

The Transaction does not constitute a disposition of a significant amount of assets pursuant to Rule 1-02(w) of Regulation S-X. Accordingly, no financial statements or pro forma financial information are required to be filed under Item 9.01 of this Current Report on Form 8-K.

Item 8.01. Other Events.

The Company believes that the Transaction represents a strategic realignment of its asset base and is consistent with its capital markets and listing objectives. By divesting a non-core food and beverage platform, the Company expects to:

●	streamline and simplify its corporate and operating structure as it positions for the next phase of growth as a fintech- and digital-asset-focused issuer; and

●	sharpen management focus and capital allocation on higher-growth, asset-light and more scalable digital businesses, including its fintech and digital-asset initiatives such as the development and commercialisation of the OXI Wallet platform, related real-world-asset tokenisation opportunities and advisory-driven distribution.

Over time, the Company believes that this shift in mix should allow a greater proportion of its resources to be directed toward businesses with stronger scalability and margin potential, while maintaining operational discipline and capital efficiency.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Title
10.1*	Share Sale Agreement dated December 22, 2025 by and between Treasure Global Inc. and Maison de Cuisine Sdn. Bhd.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	Certain personal information which would constitute an unwarranted invasion of personal privacy has been redacted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K and Instruction 5 to Item 1.01 of Form 8-K. The Company hereby undertakes to supplementally furnish any redacted information to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2025	TREASURE GLOBAL INC.

	By:	/s/ Carlson Thow
	Name:	Carlson Thow
	Title:	Chief Executive Officer

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